EXHIBIT 10.1

EXECUTION COPY

Howmet Aerospace Inc. 201 Isabella Street Pittsburgh PA 15212

June 9, 2020

John C. Plant

c/o Howmet Aerospace Inc.

201 Isabella Street

Pittsburgh PA 15212

Dear John:

This letter (this “Agreement”) memorializes our recent discussions concerning your equity compensation at Howmet Aerospace Inc., formerly known as Arconic Inc. (the “Company”), in light of the impact of the COVID-19 pandemic on the Company’s operations and stock price.

Amendment of Existing Performance-Vesting RSUs:

You and the Company hereby agree to amend, and this Agreement does hereby amend, as of June 9, 2020 (the “Effective Date”), the letter agreement between the Company and you, dated as of February 24, 2020 (the “Letter Agreement”) and the Restricted Share Unit Award Agreement between you and the Company dated April 2, 2020 (the “Award Agreement”) in order to (i) increase the number of shares of common stock of the Company, par value $1 (“Shares”) underlying the Service-Vesting RSUs (as defined in the Letter Agreement) granted to you on April 2, 2020 from 1,000,000 to 1,485,000, (ii) increase the number of Shares underlying the Performance-Vesting RSUs (as defined in the Letter Agreement) granted to you on April 2, 2020 from 1,800,000 to 2,100,000 and (iii) set forth the terms of the additional 485,000 Service-Vesting RSUs granted hereunder (the “Incremental Service-Vesting RSUs”), and modify the terms of the Performance-Vesting RSUs, as set forth below.

Terms of Service-Vesting RSUs: The terms of the 1,000,000 Service-Vesting RSUs granted to you on April 2, 2020 shall continue to be governed by the Letter Agreement and the Award Agreement and shall be unaffected hereby. The terms of the Incremental Service-Vesting RSUs shall be as follows:

The Incremental Service-Vesting RSUs will vest in three equal installments on the first anniversary of the Effective Date, on March 31, 2022, and on March 31, 2023, respectively, subject, except as otherwise provided below, to your continued employment through the applicable vesting date.

o	Termination for Cause; Resignation without Good Reason. In the event of a termination of your employment by the Company for Cause (as defined in the Letter Agreement) or your resignation without Good Reason (as defined in the Letter Agreement), all unvested Incremental Service-Vesting RSUs will be forfeited.

o	Termination due to Death or Disability. In the event of a termination of your employment due to your death or Disability (as defined in the Letter Agreement), then a portion of the Incremental Service-Vesting RSUs equal to the excess of (x) the product of (i) 485,000, multiplied by (ii) a fraction (not to exceed 1.0), the numerator of which is the number of days from April 1, 2020 through the date of such termination of employment and the denominator of which is 1095 minus (y) the number of Incremental Service-Vesting RSUs that have vested prior to (or on) the date of such termination, will vest immediately, and the remainder of the unvested Incremental Service-Vesting RSUs will be forfeited.

o	Termination without Cause or by you for Good Reason. In the event that your employment is terminated by the Company without Cause or by you for Good Reason, then all Incremental Service-Vesting RSUs will immediately and fully vest on the date of such termination of employment.

Terms of PRSUs: Effective as of the Effective Date, the terms set forth below will apply to all of the Performance-Vesting RSUs (for clarity, those granted on April 2, 2020 and those newly added by this Agreement) and will supersede and replace the corresponding provisions in the Letter Agreement.

Vesting Conditions. The Performance-Vesting RSUs will be comprised of three tranches of 600,000, 750,000, and 750,000 Performance-Vesting RSUs, respectively, each of which may vest in part or in full on March 31, 2023 (or earlier upon certain terminations of employment or Change in Control scenarios, as set forth below), if you remain employed through such date, with the degree of vesting based upon achievement of the Share price goals set forth below for the applicable tranche. Except as otherwise provided below, no Performance-Vesting RSUs will vest if your employment terminates prior to March 31, 2023.

o	Tranche #1. The performance period for the first tranche (“Tranche #1”) of Performance-Vesting RSUs shall encompass the period from the Effective Date through March 31, 2021 (“Performance Period #1”). The degree of eligibility for vesting shall be based on the highest Average Price (as defined below) during such period, in accordance with the table below, with the number of Performance-Vesting RSUs in the row that corresponds to the highest threshold in the left column that is equaled or exceeded by the highest Average Price during Performance Period #1 (such highest threshold, the “Performance Period #1 Achieved Price”) becoming eligible to vest (it being understood, for the avoidance of doubt, that such vesting shall remain additionally subject to the continued service requirement), and with all other Performance-Vesting RSUs in Tranche #1 forfeited as of March 31, 2021.

Highest Average Price	# of Tranche #1 Performance-Vesting RSUs Eligible to Vest
Less than 105% of the Performance Period #1 Benchmark	0
105% of the Performance Period #1 Benchmark	150,000
110% of the Performance Period #1 Benchmark	300,000
115% of the Performance Period #1 Benchmark	450,000
120% of the Performance Period #1 Benchmark	600,000

o	Tranche #2 and Tranche #3. The performance periods for the second tranche and the third tranche of Performance-Vesting RSUs shall be April 1, 2021 through March 31, 2022 (“Performance Period #2”) and April 1, 2022 through March 31, 2023 (“Performance Period #3,” and each of Performance Period #1, Performance Period #2, and Performance Period #3, a “Performance Period”), respectively. The degree of eligibility for vesting shall be based on the highest Average Price (as defined below) during the applicable Performance Period, in accordance with the table below, with the number of Performance-Vesting RSUs in the row that corresponds to the highest threshold in the left column that is equaled or exceeded by the highest Average Price during the applicable period (such highest threshold achieved during Performance Period #2, the “Performance Period #2 Achieved Price”) becoming eligible to vest from the applicable tranche (it being understood, for the avoidance of doubt, that such vesting shall remain additionally subject to the continued service requirement), and with all other Performance-Vesting RSUs in the applicable tranche forfeited as of March 31, 2022, in the case of Performance Period #2 or March 31, 2023, in the case of Performance Period #3:

Highest Average Price during applicable Performance Period	# of Tranche Performance-Vesting RSUs Eligible to Vest
Less than 105% of the applicable Performance Period Benchmark	0
105% of the applicable Performance Period Benchmark	125,000
110% of the applicable Performance Period Benchmark	250,000
115% of the applicable Performance Period Benchmark	375,000
120% of the applicable Performance Period Benchmark	500,000
125% of the applicable Performance Period Benchmark	625,000
130% of the applicable Performance Period Benchmark	750,000

▪	Special Outperformance Pull-Forward Opportunity. Notwithstanding the foregoing, you will have the opportunity to have the performance condition satisfied for each of Tranche #2 and Tranche #3 in the Performance Period immediately preceding Performance Period #2 and Performance Period #3, respectively. The performance condition (but not, for the avoidance of doubt, the service condition) for any Performance-Vesting RSU in respect of Performance Period #2 or Performance Period #3 may be achieved in the immediately preceding Performance Period (and shall not need to be re-achieved during the Performance Period to which such Performance-Vesting RSU relates) if the Average Stock Price on a day during such immediately preceding Performance Period equals or exceeds the applicable threshold for such Performance-Vesting RSU, assuming (x) solely for purposes of this clause (x), that the Performance Period Benchmark for Performance Period #2 is 120% of the actual Performance Period Benchmark for Performance Period #1 and (y) that the Performance Period Benchmark for Performance Period #3 is 130% of the actual Performance Period Benchmark for Performance Period #2.

▪	Performance Condition Not Achieved; Termination for Cause; Resignation without Good Reason. All outstanding Performance-Vesting RSUs will be forfeited upon the termination of your employment by the Company for Cause or your resignation without Good Reason, in either case, prior to March 31, 2023. Any portion of a tranche of Performance-Vesting RSUs will also be forfeited if the applicable Average Price for such portion has not been achieved as of the conclusion of the applicable Performance Period.

▪	Termination due to Death or Disability; Resignation for Good Reason; Termination without Cause; Change in Control. If, prior to March 31, 2023, you experience a termination of employment due to your death or Disability, by the Company without Cause, or by you for Good Reason, or if a Change in Control (as defined in the Company’s 2013 Stock Incentive Plan, as amended and restated (the “Equity Plan”)) occurs prior to March 31, 2023, you (or your estate, as the case may be) will immediately vest in any portion of the Performance-Vesting RSUs for which the applicable Average Price goal has already been achieved (with achievement for the Performance Period during which occurs the date of termination or the date of the Change in Control, as applicable, determined based on the highest Average Price during such Performance Period through such date or, in the case of a Change in Control that results in the direct sale or exchange of Shares, the per Share value of the Change in Control consideration measured as of the date of the Change in Control), and you will forfeit any Performance-Vesting RSUs for which the applicable Average Price goal has not already been achieved (including, for the avoidance of doubt, the Performance-Vesting RSUs encompassing any tranche with respect to which the applicable Performance Period has not commenced, unless the performance condition in respect of any such Performance-Vesting RSU was previously achieved pursuant to the Special Outperformance Pull-Forward Opportunity set forth above).

For purposes hereof, (w) the “Average Price” for any day shall mean the average of the daily per-share closing prices of the Shares on the New York Stock Exchange occurring during the five consecutive trading days that are not Event Blackout Days (as defined below) preceding such date, (x) the Performance Period Benchmark for Performance Period #1 shall be the closing price of a Share on the New York Stock Exchange on the Effective Date, (y) the Performance Period Benchmark for Performance Period #2 shall equal the greater of (i) the Performance Period #1 Achieved Price and (ii) the Average Price on March 31, 2021, and (z) the Performance Period Benchmark for Performance Period #3 shall equal the greater of (i) the Performance Period #2 Achieved Price and (ii) the Average Price on March 31, 2022. For purposes of the preceding sentence, if no Average Price threshold is achieved for either Performance Period #1 or Performance Period #2, the lowest such threshold in the applicable table shall be deemed to be the Performance Period #1 Achieved Price or Performance Period #2 Achieved Price, as applicable. For purposes hereof, a trading day shall be an Event Blackout Day if on such day you are subject to trading restrictions applicable to Company insiders that are not related to the Company’s regular quarterly earnings release process.

In the event of an adjustment event of the type described in Section 4(f) of the Equity Plan, the Committee (as defined in the Equity Plan) will make such adjustments as it reasonably and in good faith deems equitable to the amounts of the Average Price targets, Performance Period Benchmarks (including for purposes of the Special Outperformance Pull-Forward Opportunity described above), and/or to actual Share values in consultation with you.

Other Terms and Conditions. The Incremental Service-Vesting RSUs and the Performance-Vesting RSUs may, at the Company’s election, be settled in cash rather than Shares. The Performance-Vesting RSUs shall be subject to the additional terms and conditions contained in the Award Agreement, which is hereby modified to (i) add the following as the last line of the title thereof: “Amendment Date: June 9, 2020”, (ii) delete the first sentence of the first paragraph thereof and replace it with the following: “This Restricted Share Unit Award represents a grant of Restricted Share Units relating to 3,585,000 shares of common stock of Howmet Aerospace Inc. (the “Company”), of which 2,800,000 were granted on April 2, 2020 and 785,000 were added by amendment on June 9, 2020”, and (iii) delete the last sentence of the first paragraph thereof and replace it with the following: “Reference is made to the letter agreement dated as of February 24, 2020 between the Company and the Participant, as modified by the letter agreement dated as of June 9, 2020 between the Company and the Participant (the “Letter Agreement”) (for purposes of clarity and the avoidance of doubt, the terms and conditions of the letter agreement dated as of June 9, 2020 shall control the treatment of the Performance Vesting RSUs granted hereunder and of the Incremental Service-Vesting RSUs (as defined in such letter agreement) granted hereunder).”

Miscellaneous:

The Company will pay directly to your attorney, within 20 days following the full execution of this Agreement, all reasonable and documented attorneys’ fees incurred in the negotiation and drafting of this Agreement in an amount not to exceed $7,500. Except as otherwise expressly provided in this Agreement with respect to the Performance-Vesting RSUs, the Letter Agreement shall remain in full force and effect and the terms of the Letter Agreement other than with respect to the Performance-Vesting RSUs are unamended by this Agreement. The section of the Letter Agreement entitled “Governing Law; Jurisdiction” is incorporated into this Agreement by reference and shall apply to this Agreement as if set forth herein.

[Signature page follows.]

Sincerely,

/s/ James F. Albaugh

James F. Albaugh
Lead Director
Howmet Aerospace Inc. Board of Directors

Acknowledged and Agreed:

/s/ John C. Plant	June 9, 2020
John C. Plant	Date

[Signature Page to Letter Agreement]